Exhibit 99.1

News Release

LANDAUER

For Immediate Release

LANDAUER, INC. REPORTS FISCAL 2012 FOURTH QUARTER AND YEAR END RESULTS For Further Information Contact: Jim Polson FTI Consulting Phone: 312-553-6730 Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— December 10, 2012—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2012 fourth quarter and year ended September 30, 2012.

Fiscal 2012 Highlights

•	Revenue grew 26.5 percent to $152.4 million, compared to fiscal year 2011.
•	Gross profit grew 19.3 percent to $87.0 million on increased revenue and improved business mix.
•	Operating income of $28.2 million includes $12.3 million of non-recurring acquisition and reorganization ($4.3 million), IT platform enhancement ($2.2 million) expense, non-cash stock based compensation ($2.4 million) and asset abandonments ($3.4 million) expenses.
•	Net income of $19.3 million, or $2.03 per diluted share, included $0.94 per diluted share of acquisition and reorganization, asset abandonment charges, IT platform enhancement, and non-cash stock based compensation expenses.
•	Adjusted EBITDA of $54.2 million increased 11.9 percent from fiscal 2011.
•	Fiscal 2012 Adjusted Free Cash Flow was $38.7 million, a 26.6 percent increase from fiscal 2011.
•	Company successfully executed the launch and operation of IT platform enhancement.
•	Company issues Fiscal 2013 guidance.

“Fiscal 2012 was an important year for the Company as we advanced several long-term strategic initiatives," said Bill Saxelby, President and CEO of Landauer. “We began the fiscal year with the acquisition of IZI Medical Products , added experienced new talent to our team and ended the fiscal year with the successful launch and implementation of our IT systems initiative during the fiscal fourth quarter. ”

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011 www.landauer.com

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“Against a backdrop of ongoing global economic and political uncertainty, we expanded our relationships in the military and emergency response markets, our Medical Physics segment was profitable and continues to build momentum and the Medical Products business was successfully integrated,” said Saxelby.

Fiscal Year Ended September 30, 2012 Financial Overview and Business Segment Results

Revenues for the fiscal year ended September 30, 2012 were $152.4 million, an increase of $31.9 million, or 26.5 percent compared with revenues of $120.5 million for the fiscal year 2011. The Medical Physics segment and the Radiation Measurement segment contributed an increase of $10.3 million and $8.1 million, respectively. The contribution of the new Medical Products segment increased revenue by $13.5 million.

Gross margins were 57.1 percent for the fiscal year 2012, compared with 60.6 percent for the fiscal year 2011. The decrease in the gross margin rate was primarily due to a shift in the mix of cost of sales resulting from the overall growth of the Medical Physics segment, which has lower margins compared to the Radiation Measurement and Medical Products segments, along with lower margin equipment sales, including Radwatch System sales to the military and First Responder markets, in the Radiation Measurement segment. During the fourth quarter the IT platform enhancement project successfully went operational and as a result previously capitalized investment began its scheduled amortized depreciation with a portion related to manufacturing production allocated in cost of sales, representing an increase of $0.5 million.

Total selling, general and administrative for the fiscal year 2012 were $51.1 million, an increase of $14.5 million, or 39.7 percent, compared with selling, general and administrative of $36.6 million for the fiscal year 2011.

For fiscal 2012, total selling, general and administrative before $4.3 million of non-recurring acquisition expenses, $3.4 million for asset abandonments, $2.2 million of IT platform enhancement related expenses and $2.4 million of non-cash stock based compensation expenses, were $46.5 million, or 30.5 percent of total revenues. This compares with the $33.9 million, or 28.2 percent of total revenues, reported for fiscal 2011, before $1.5 million of non-recurring acquisition expenses, $1.2 million of IT platform enhancement related expenses, and $1.5 million of non-cash stock based compensation expenses. During the fourth quarter the IT platform enhancement project successfully went operational and as a result previously capitalized investment began its scheduled amortized depreciation with a portion related to administrative accounting of the system allocated in SG&A expenses, representing an additional $0.5 million.

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Operating income for the fiscal year 2012 was $28.2 million, a decrease of $6.7 million, or 19.2 percent, compared with operating income of $34.9 million for the same period in fiscal 2011. The decrease in operating income was primarily driven by a $6.2 million increase in non-recurring acquisition and reorganization costs and asset abandonment charges incurred in fiscal 2012. An additional decline of $8.4 million in Radiation Measurement operating income, due primarily to the higher selling, general and administrative , was partially offset by an increase in operating income of $1.8 million in the Medical Physics segment and the addition of the Medical Products segment which contributed $5.3 million in operating income. Operating income, adjusted for non-recurring acquisition and reorganization expenses, asset abandonment charges, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the fiscal year 2012 was $40.5 million, a 3.7 percent increase compared with operating income, adjusted for these items on a relative basis, of $39.0 million for fiscal 2011. Consolidated operating income for the twelve months of fiscal 2012 was negatively affected $0.6 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and the Real against the U.S. dollar.

Total other income and expense for the fiscal year 2012 declined $1.9 million from the prior year period. An increase of $1.0 million in the equity in income of joint ventures was offset by a $2.9 million increase in net interest expense associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

The effective tax rate was 28.6 percent and 31.4 percent for fiscal 2012 and 2011, respectively. The fiscal 2012 effective tax rate decreased due primarily to an increased realization of the Foreign Tax Credit and an increased research and development credit by a foreign affiliate.

Net income for the fiscal year 2012 was $19.3 million, a decrease of $5.2 million, or 21.5 percent, compared with $24.5 million for fiscal 2011. Excluding the costs associated with the acquisitions and reorganization costs, asset abandonment charges, IT platform enhancement and non-cash stock based compensation, net income was $28.1 million, as compared to $27.4 million in the comparable prior year period. The resulting adjusted diluted earnings per share for the fiscal year ended September 30, 2012 were $2.97 per share, excluding $0.94 per diluted share of acquisition and reorganization, asset abandonment charges, IT platform enhancement, and non-cash stock based compensation expenses. This compares with $2.89 per share, excluding $0.31 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses, for the fiscal year ended September 30, 2011.

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Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal year 2012 were $41.9 million, a 5.5 percent decrease compared with $44.3 million in fiscal year 2011. The decrease was due primarily to the increase in non-recurring acquisition and reorganization costs, asset abandonment charges, IT platform enhancement and non-cash stock based compensation. Adjusted EBITDA for fiscal 2012 was $54.2 million, an 11.9 percent increase compared with $48.5 million in fiscal 2011. Adjusted earnings before interest, taxes, depreciation and amortization, acquisition related expenses, IT platform enhancement expenses, and non-cash stock based compensation expenses (“Adjusted EBITDA”). Adjusted Free Cash Flow (Adjusted EBITDA, plus or minus changes in working capital, less capital expenditures) for fiscal 2012 was $38.7 million, a 26.6 percent increase over the comparable prior year period of $30.6 million, due principally to improved working capital partially offset by increased capital expenditures. A reconciliation of net income to EBITDA, Adjusted EBITDA, and Adjusted Free Cash Flow is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the fiscal year 2012 increased 8.1 percent, or $8.1 million, from fiscal 2011 to $107.9 million. Of the increase, $6.7 million was related to the impact of higher equipment sales from the Company’s ongoing initiatives with the military market. International Radiation Measurement revenues increased $1.3 million, or 4.5 percent, from the comparable prior year period, driven primarily by organic growth in most regions, including both equipment sales and service revenues, partially offset by $2.0 million of foreign exchange losses.

Radiation Measurement operating income for the fiscal year 2012 decreased to $21.5 million, a 39.1 percent decrease from $35.4 million in the comparable prior year period, impacted by the increase and mix in lower margin equipment sales both domestically and internationally, including Radwatch System sales to the military, and higher selling, general and administrative expenses. Radiation Measurement operating income for fiscal 2012 was negatively affected $0.6 million, as compared with the prior year period, by currency fluctuation, principally due to weakness in the Euro and the Real against the U.S. dollar.

Corporate expenses for shared functions, as well as acquisition and reorganization costs are recognized in the Radiation Measurement segment where they have been reported historically. As the Company’s business model evolves, management may determine it necessary to change this reporting practice to reflect any appropriate allocations.

Radiation Measurement operating income, adjusted for the impact of acquisition related transaction expenses, asset abandonment charges, IT platform enhancement expenses, and non-cash stock based compensation expenses, for fiscal 2012 decreased 16.2 percent, or $6.4 million, to $33.1 million compared with adjusted operating income of $39.5 million for the comparable period in fiscal 2011.

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Medical Physics Segment

Medical Physics revenues for fiscal 2012 of $30.9 million increased 50.3 percent, or $10.3 million, from the comparable period in fiscal 2011 of $20.6 million on $2.2 million of organic growth and $8.1 million due to the impact of acquired companies. The Medical Physics segment operating income of $2.1 million, or 6.7 percent of revenues (before trade name impairment charges $0.75 million, reorganization charges $0.32 million, and acquisition related charges $0.9 million), increased $1.6 million as compared to a loss of $0.5 million, for fiscal 2011. The improvement in operating income was primarily due to operating efficiencies in the core Medical Physics business and higher episodic premium services leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

Medical Products Segment

With the acquisition of IZI on November 14, 2011, the Company now operates in a third reportable segment, Medical Products. Revenues for the period from the date of acquisition through September 30, 2012 were $13.5 million. Medical Products operating income was $5.3 million or 39.1 percent of revenues for the same period. Given the acquisition of IZI was completed during the first quarter of fiscal 2012, there is no direct comparison to the prior fiscal year.

Fourth Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the fourth fiscal quarter of 2012 were $37.4 million, an increase of $6.9 million, or 22.6 percent compared with revenues of $30.5 million for the same quarter in fiscal 2011. The Radiation Measurement segment contributed an increase of $2.0 million, the Medical Physics segment contributed an increase of $1.8 million and the Medical Products segment increased revenues by $3.1 million. Excluding revenue from the acquired businesses during the year, as compared with the prior year quarter, revenue increased 7.2 percent. Revenue in the quarter included $2.7 million of Radwatch System sales, primarily to the U.S. military. Consolidated revenue in the quarter was negatively affected $0.6 million by currency fluctuation, as compared with the prior year period, principally due to weakness in the Euro and Real against the U.S. dollar.

Gross margins were 54.3 percent for the fourth fiscal quarter of 2012, compared with 58.3 percent for the fourth fiscal quarter of 2011 The decrease in the gross margin rate was primarily due to an increase in Medical Physics segment revenues, which has lower margins compared to the Radiation Measurement and Medical Products segments, along with the Radiation Measurement segment increase of lower margin equipment sales, inclusive of sales to the military and emergency response markets, in the fourth fiscal quarter of 2012, as compared to the prior year period. During the fourth quarter the IT platform enhancement project successfully went operational and as a result previously capitalized investment began its scheduled amortized depreciation with a portion related to manufacturing production allocated in cost of sales, an increase of $0.65 million for the fiscal year to date.

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Total selling, general and administrative for the fourth fiscal quarter of 2012 were $19.1 million, an increase of $8.4 million, or 77.9 percent, compared with selling, general and administrative of $10.7 million for the same quarter in fiscal 2011. The selling, general and administrative increase was due to $3.4 million of asset abandonment charges, $1.8 million associated with acquired companies purchased subsequent to the prior year’s comparable quarter. For the fourth fiscal quarter of 2012, total selling, general and administrative before $3.4 million of non-recurring asset abandonment charges, $1.0 million IT platform enhancement related expenses, and $1.8 million of acquisition and reorganization expenses and $0.3 million of non-cash stock based compensation expenses were $12.6 million or 33.6 percent of total revenues. This compares with the $9.2 million, or 30.2 percent of total revenues, reported for the fourth fiscal quarter of 2011, before $0.3 million of IT platform enhancement related expenses and $1.3 million of acquisition related expenses. During the fourth quarter the IT platform enhancement project successfully went operational and as a result previously capitalized investment began its scheduled amortized depreciation with a portion related to administrative accounting of the system allocated in SG&A expenses, an increase of $0.69 million.

Operating income for the fourth fiscal quarter of 2012 was $1.2 million, a decrease of $5.8 million, or 82.7 percent compared with operating income of $7.0 million for the same quarter in fiscal 2011. The decrease in operating income was primarily driven by a decrease of $6.5 million in the Radiation Measurement segment offset by the addition of the Medical Products segment which contributed $1.0 million in operating income. Operating income, adjusted for non-recurring acquisition and reorganization expenses, asset abandonment charges, IT platform enhancement related expenses, and non-cash stock based compensation expenses, for the fourth fiscal quarter of 2012 was $7.8 million, a 9.5 percent increase compared with adjusted operating income on a relative basis of $8.6 million for the fourth fiscal quarter of 2011.

Interest expense, net of investment income in the quarter, increased $0.5 million associated with borrowings to acquire IZI in the first fiscal quarter of 2012.

The effective tax rate for the fourth fiscal quarter of 2012 and 2011 was 14.9 percent and 25.3 percent, respectively. The decrease in effective tax rate was due primarily to an increased realization of the Foreign Tax Credit and an increased research and development credit by a foreign affiliate.

Net income for the fourth fiscal quarter ended September 30, 2012 was $0.7 million, or $0.07 per diluted share. This represents a decrease of $4.5 million, or 87.1 percent, compared with $5.2 million, or $0.54 per diluted share, for the fourth fiscal quarter of 2011. Excluding the costs associated with the acquisitions and reorganizations, asset abandonment, IT platform enhancement, and non-cash stock based compensation, net income was $6.2 million, as compared to $6.3 million in the prior year period. The resulting diluted earnings per share for the fourth fiscal quarter of 2012 were $0.66, excluding $0.59 per diluted share of acquisition and reorganization, asset abandonment, IT platform enhancement, and non-cash stock based compensation expenses. This compares with $0.67, excluding $0.12 per diluted share of acquisition, IT platform enhancement, and non-cash stock based compensation expenses, for the fourth fiscal quarter of 2011.

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EBITDA was $5.4 million, a 43.6 percent decrease compared with $9.5 million in the comparable prior year period. The decrease was due primarily by a decrease of $8.0 million in the Radiation Measurement segment offset by the addition of the Medical Products segment which contributed $1.0 million in operating income. Adjusted EBITDA was $11.9 million, a 7.7 percent increase compared to the prior year period Adjusted EBITDA of $11.1 million. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the fourth fiscal quarter of 2012 increased 8.2 percent, or $2.0 million, from the fourth fiscal quarter of 2011 to $26.6 million. The increase in the quarter is due principally to a contribution of $2.7 million from the impact of higher equipment sales, primarily from the Company’s ongoing initiatives with the military and first responder markets. International Radiation Measurement revenues decreased $0.1 million, from the comparable prior year period, driven primarily by organic growth in most regions, including both equipment sales and service revenues, partially offset by $0.6 million of foreign currency translation losses.

Radiation Measurement operating income for the fourth fiscal quarter of 2012 decreased to $0.4 million, a 94.1 percent decrease from $6.9 million in the comparable prior year period. The decrease in the quarter is due principally to a $4.3 million increase in non-recurring acquisition and reorganization costs, asset abandonment charges, IT platform enhancement and non-cash stock based compensation related expenses lower margin equipment sales, both domestically and internationally, including Radwatch System sales to the military, and higher selling, general and administrative expenses. Corporate expenses for shared functions, as well as acquisition and reorganization costs are recognized in the Radiation Measurement segment where they have been reported historically. As the Company’s business model evolves in increased complexity, management may determine it necessary to change this reporting practice to reflect any appropriate allocations.

Radiation Measurement operating income for the fourth fiscal quarter of 2012 was negatively affected $0.2 million, as compared with the prior year period, by currency fluctuation, principally due to weakness in the Euro and the Real against the U.S. dollar.

Medical Physics Segment

Medical Physics revenues for the fourth fiscal quarter of 2012 increased 30.0 percent, or $1.8 million, from the comparable period in fiscal 2011 to $7.8 million on $0.2 million of organic growth and $1.6 million due to the impact of acquired companies. The Medical Physics segment operating loss was $0.2 million, or 2.4 percent of revenues, as compared to breakeven operating income in the fourth fiscal quarter of 2011. The improvement in operating income was primarily due to operating efficiencies in the organic Medical Physics business and higher episodic premium services leveraging a relatively fixed cost structure, as well as higher volume sales inclusive of acquired companies.

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Medical Products Segment

Medical Products revenues for the fourth fiscal quarter of 2012 were $3.1 million. Medical Products operating income was $1.0 million or 32.3 percent of revenues for the fourth fiscal quarter of 2012. Given the acquisition of IZI was completed during the first fiscal quarter of 2012, there is no direct comparison to the prior year quarter.

Balance Sheet

Landauer ended the fourth fiscal quarter of 2012 with total assets of $302.1 million, an increase of $133.4 million compared to total assets of $168.7 million at the end of fiscal 2011 due principally to the acquisition of IZI in November 2011. The Company completed the year with $17.6 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $33.7 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Net operating cash flow generated during the fiscal year 2012 was $35.7 million, representing a 14.2 percent increase over the prior year period.

Fiscal 2013 Outlook

Landauer’s business plan for fiscal 2013 currently anticipates aggregate revenues for the year to be in the range of $164 to $168 million. The business plan also anticipates:

•	$3.0 million ($2.0 million net of tax) of non-recurring expense spending to support the post implementation stabilization, and associated customer support, of the Company’s IT Platform systems initiative.

•	The blended effective tax rate for the full fiscal year is anticipated to be within a range of 32 percent to 35 percent.

•	Based upon the above assumptions, the Company anticipates reported net income for fiscal 2013 in the range of $21 to $23 million and Adjusted EBITDA expected for fiscal 2013 in the range of $55 to $58 million.

Saxelby added, “As we look to 2013, Landauer is well positioned to capitalize upon the important foundational work completed over the last several years, which is due to the efforts of our dedicated team around the world. With the right team in place, an innovative market leading set of products and services, and our new IT platform to support us, the future is bright for our Company.”

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Conference Call Details

Landauer has scheduled its fourth quarter conference call for investors over the Internet on Tuesday, December 11, 2012, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 877-941-8609 (within the United States and Canada), or 480-629-9692 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4579024#, which will be available through Friday, January 11, 2013. The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2011 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

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During the past several years, the Company has been engaged in an initiative to re-engineer many of its business processes and replace significant components of its information technology systems. A principal component of this initiative is the implementation of new enterprise resource planning software and other applications to manage certain business operations. This enhancement of the Company’s IT platform has been a complex project and has involved extensive customization of the Company’s software and IT systems. In July 2012, the enhanced IT platform became operational. Although the Company has been encouraged by its experience with the enhanced platform during the first few weeks of the platform’s start-up phase, there can be no assurance that, during the remainder of this start-up phase, the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives. If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations. As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform. Unforeseen problems with the new platform could increase further such expenditures.

Financial Tables Follow

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Landauer, Inc. and Subsidiaries

Fourth Fiscal Quarter 2012 Financial Highlights

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Dollars in Thousands, Except per Share)	2012	2011	2012	2011
Net revenues	$37,432	$30,535	$152,400	$120,458

Costs and expenses:
Cost of sales	17,100	12,746	65,392	47,510
Selling, general and administrative	13,880	9,486	51,096	36,576
Acquisition and reorganization costs	1,790	1,259	4,299	1,489
Abandonment charges	3,443	0	3,443	0
Costs and expenses	36,213	23,491	124,230	85,575

Operating income	1,219	7,044	28,170	34,883
Equity in income of joint ventures	626	490	3,181	2,191
Interest expense, net	(742)	(284)	(3,308)	(270)
Other income (expense), net	97	(21)	97	(69)

Income before taxes	1,200	7,229	28,140	36,735
Income taxes	180	1,829	8,040	11,527

Net income	1,020	5,400	20,100	25,208
Less: Net income attributed to noncontrolling interest	351	214	830	670

Net income attributed to Landauer, Inc.	$669	$5,186	$19,270	$24,538

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.07	$0.55	$2.04	$2.60
Weighted average basic shares outstanding	9,397	9,394	9,389	9,395

Diluted	$0.07	$0.54	$2.03	$2.58
Weighted average diluted shares outstanding	9,456	9,477	9,437	9,477

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Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30,

(Dollars in Thousands)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$17,633	$7,914
Receivables, net of allowances of $1,088 in 2012 and $794 in 2011	35,165	25,516
Inventories	8,638	8,286
Prepaid income taxes	2,148	4,921
Prepaid expenses and other current assets	3,975	4,005
Current assets	67,559	50,642
Property, plant and equipment, at cost:
Land and improvements	591	619
Buildings and improvements	4,327	4,233
Internal software	50,108	49,238
Equipment	46,349	42,708
	101,375	96,798
Accumulated depreciation and amortization	(46,983)	(49,157)
Net property, plant and equipment	54,392	47,641
Equity in joint ventures	24,108	10,699
Goodwill	106,717	39,962
Intangible assets, net of accumulated amortization of $9,696 in 2012 and $7,355 in 2011	37,402	10,908
Dosimetry devices, net of accumulated depreciation of $8,879 in 2012 and $9,728 in 2011	6,189	5,618
Other assets	5,758	3,186
ASSETS	$302,125	$168,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,656	$5,457
Dividends payable	5,345	5,301
Deferred contract revenue	14,947	14,713
Short-term debt	0	19,805
Accrued compensation and related costs	8,260	5,607
Other accrued expenses	7,096	7,066
Current liabilities	45,304	57,949
Non-current liabilities:
Long-term debt	141,347	0
Pension and postretirement obligations	17,586	14,202
Deferred income taxes	15,733	12,805
Other non-current liabilities	1,053	1,292
Non-current liabilities	175,719	28,299
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,493,368 and 9,462,807 issued and outstanding, respectively, in 2012 and 2011	949	946
Additional paid in capital	35,898	33,791
Accumulated other comprehensive loss	(5,272)	(3,129)
Retained earnings	48,142	49,724
Landauer, Inc. stockholders’ equity	79,717	81,332
Noncontrolling interest	1,385	1,076
Stockholders’ equity	81,102	82,408
LIABILITIES AND STOCKHOLDERS’ EQUITY	$302,125	$168,656

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Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization

	Three Months Ended September 30,
	2012	2011
Net income attributed to Landauer, Inc.	$669	$5,186
Add back:
Interest expense, net	650	284
Income taxes	180	1,829
Depreciation and amortization	3,879	2,241
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$5,378	$9,540
Adjustments:
Non-cash stock-based compensation expense	319	(5)
IT platform enhancements expenses	982	265
Acquisition and reorganization costs	1,790	1,259
Abandonment	3,443	0
Sub-total adjustments	6,534	1,519
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$11,912	$11,059

	Twelve Months Ended September 30,
	2012	2011
Net income attributed to Landauer, Inc.	$19,270	$24,538
Add back:
Interest expense, net	2,969	270
Income taxes	8,040	11,527
Depreciation and amortization	11,631	7,991
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$41,910	$44,326
Adjustments:
Non-cash stock-based compensation expense	2,434	1,481
IT platform enhancements expenses	2,155	1,185
Acquisition and reorganization costs	4,299	1,489
Abandonment	3,443	0
Sub-total adjustments	12,331	4,155
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$54,241	$48,481

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Reconciliation of EPS to Adjusted EPS

	Three Months Ended September 30,
	2012	2011
Net income attributed to Landauer, Inc.	$669	$5,186

Sub-total adjustments	6,534	1,519
Income taxes on adjustments	(980)	(384)
Adjustments, net	5,554	1,135

Adjusted net income	$6,223	$6,321

Adjusted net income per diluted share	$0.66	$0.67
Weighted average diluted shares outstanding	9,456	9,477

	Twelve Months Ended September 30,
	2012	2011
Net income attributed to Landauer, Inc.	$19,270	$24,538

Sub-total adjustments	12,331	4,155
Income taxes on adjustments	(3,527)	(1,305)
Adjustments, net	8,804	2,850

Adjusted net income	$28,074	$27,388

Adjusted net income per diluted share	$2.97	$2.89
Weighted average diluted shares outstanding	9,437	9,477

Adjusted Free Cash Flow

	Twelve Months Ended September 30,
	2012	2011
Adjusted EBITDA	$54,241	$48,481
Change in working capital	(337)	(4,990)
Capital expenditures	(15,196)	(12,923)
Adjusted Free Cash Flow	$38,708	$30,568

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